                                                                   Exhibit 3(ii)

                      State Street Bank and Trust Company

                             Custodian Fee Schedule

                    New England Life Variable Annuity Fund I
                   New England Life Variable Annuity Fund II

------------------------------------------------------------------------

I.   Portfolio Valuation                                per month   $100


II.  Portfolio Accounting and Income Collection         per month   $300

III. Custody of Securities                              per month   $100


IV.  For each Portfolio Trade                           per trade   $ 12


     a.    A purchase transaction will be billed for each purchase lot.

     b. A sell transaction will be charged by delivery; a delivery being defined as one trade date, one security and one broker.

V. Out-of-pocket expenses such as legal, communication, transmittal cost, postage, forms, envelopes and supplies will be charged additionally.

The above fees apply to each Variable Annuity Fund separately. As heretofore, a surcharge of 8% will apply to the above fees.

New England Life Variable Annuity Fund I
New England Life Variable Annuity Fund II

By:  Charles T. Wallis          Date:  March 19, 1979


State Street Bank and Trust Company

By:  RJ Delmar                  Date:  March 7, 1979
     Vice President